Exhibit 99.01

SRAX ANNOUNCES RECEIPT OF ANTICIPATED NASDAQ NOTICE OF ADDITIONAL DELINQUENCY

Los Angeles, August 22, 2022 - SRAX, Inc. (“Company”) (Nasdaq: SRAX) today announced, as expected, that on August 17, 2022, the Company received an additional delinquency notification letter from the Listing Qualifications Staff (the Staff) of The Nasdaq Stock Market LLC due to the Company’s continued non-compliance with Nasdaq Listing Rule 5250(c)(1), (the Rule) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and June 30, 2022, as well as the Annual Report ended December 31, 2022.

As previously disclosed, the Company earlier received notice from the Staff regarding its non-compliance with the Rule following the Company’s delay in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. On June 20 and 30 of 2022, the Company submitted a plan to regain compliance with Listing Rule 5250(c)(1) by becoming current in its obligations to file periodic financial reports (“Submission”). On July 1, 2022, the Company received notice from Nasdaq that based on the Submission, the Company was granted the extension until October 12, 2022 to regain compliance with Nasdaq’s continued listing rule as it relates to the untimely filings. As a result of this additional delinquency, the Company must submit an update to its original Submission by September 8, which indicates the Company’s plan to remedy all delinquent filings and indicate the progress the Company has made towards implementing the plan contained in its Submission. If the Company does not regain compliance by October 12, 2022, the Company may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

The Company’s management continues to work diligently to complete the Form 10-K, as well as the Form 10-Qs and regain compliance with Listing Rule 5250(c)(1). If it is unable to become compliant by October 12, 2022, the Company will file an appeal pursuant to the procedures set forth in the applicable Nasdaq Listing Rules.

About SRAX

SRAX (NASDAQ: SRAX) is a financial technology company that unlocks data and insights for publicly traded companies. Through its premier investor intelligence and communications platform, Sequire, companies can track their investors’ behaviors and trends and use those insights to engage current and potential investors across marketing channels. For more information on SRAX, visit srax.com and mysequire.com.

Cautionary Statement Regarding Forward-Looking Information:

This news release contains “forward-looking statements’’ made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in our business, and our need for future capital. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in SRAX’s periodic reports filed with the SEC, including its Annual Report on Form 10-K for the year ended Dec. 31, 2020, its Quarterly Reports on Form 10-Q and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements.

Contact

Bri Kelvin

Investors@srax.com